Exhibit 99.1

SPX REPORTS FIRST QUARTER 2013 RESULTS

Earnings Per Share from Continuing Operations of $0.20

Progress on Previously Announced $450 Million Capital Allocation Plans

CHARLOTTE, NC — May 1, 2013 — SPX Corporation (NYSE:SPW) today reported results for the first quarter ended March 30, 2013:

First Quarter Highlights:

•                  Revenues decreased 1.7% to $1.13 billion from $1.15 billion in the year-ago quarter.  Organic revenues* were flat, while completed acquisitions increased revenues by 0.3% and currency fluctuations decreased revenues by 2.0%.

•                  Segment income and margins were $82.4 million and 7.3%, compared to $83.0 million and 7.2% in the year-ago quarter.

•                  Diluted net income per share from continuing operations was $0.20, compared to $0.17 in the year-ago quarter.

•                  Net cash used in continuing operations was $57.2 million, compared with $187.2 million in the year-ago quarter.

•                  Adjusted free cash flow used in continuing operations* was $51.5 million, compared with a usage of $208.6 million in the year-ago quarter.

“Our first quarter performance was largely comparable with the prior year, but lower than we anticipated.  While the performance across most of SPX was fundamentally in line with our expectations, we were disproportionally impacted in a few discrete areas, particularly in our Thermal Segment.  We are taking actions to address these areas and improve our performance, including accelerated restructuring plans to address our cost structure in certain European operations,” said Christopher J. Kearney, Chairman, President and Chief Executive Officer of SPX.

“Our financial position remains strong and we made good progress on the capital allocation plans we announced in February.  In April, we made a $250 million voluntary pension contribution that essentially brings us to a fully funded position in our U.S. qualified pension plan.  Additionally, we completed $27 million of open-market share repurchases in the quarter, in line with our target of $200 million of share repurchases for the year.  With $1.2 billion of projected liquidity at year-end, and no capital being allocated to acquisitions in 2013, we have ample opportunity to evaluate additional repurchases as the year progresses,” Kearney added.

FINANCIAL HIGHLIGHTS — CONTINUING OPERATIONS

Flow Technology

Revenues for the first quarter of 2013 were $613.0 million compared to $628.1 million in the first quarter of 2012, a decrease of $15.1 million, or 2.4%.  Organic revenues* decreased 1.7%, while completed acquisitions and currency fluctuations decreased revenues by 0.7%.  Increased supply of components was offset by lower systems-based revenues, as the year-ago quarter benefited from two large projects that were substantially completed in 2012.

Segment income was $55.0 million, or 9.0% of revenues, in the first quarter of 2013 compared to $46.4 million, or 7.4% of revenues, in the first quarter of 2012.  The increase in segment income and margin was due primarily to improved execution in our European and U.S. operations.

Thermal Equipment and Services

Revenues for the first quarter of 2013 were $305.1 million compared to $320.1 million in the first quarter of 2012, a decrease of $15.0 million, or 4.7%.  Organic revenues* decreased 0.2%, while currency fluctuations decreased revenues by 4.5%.

Segment income was $1.7 million, or 0.6% of revenues, in the first quarter of 2013 compared to $10.6 million, or 3.3% of revenues, in the first quarter of 2012.  The decrease in segment income and margin was due primarily to lower operating efficiency in Europe as well as unfavorable currency fluctuations, partially offset by increased sales of personal comfort boilers in support of Hurricane Sandy relief efforts.

Industrial Products and Services and Other

Revenues for the first quarter of 2013 were $215.6 million compared to $205.3 million in the first quarter of 2012, an increase of $10.3 million, or 5.0%, related primarily to increased sales volumes of power transformers.  Organic revenues* increased 5.3%, while currency fluctuations decreased revenues by 0.3%.

Segment income was $25.7 million, or 11.9% of revenues, in the first quarter of 2013 compared to $26.0 million, or 12.7% of revenues, in the first quarter of 2012.  The decline in margins was due primarily to a lower concentration of higher-margin communication technology projects.

Full Year 2013 Expectations:

•                  Revenues are expected to be down 2% to up 3%.

•                  Segment income margins are forecasted to expand between 40 and 80 basis points.

•                  Earnings per share from continuing operations are expected to be $4.25 to $4.65, and reflect our operational performance in the first quarter, recent changes in currency rates, and our current view of the macro-economic environment.   Our previous earnings per share estimate was $4.60 to $5.10.

•                  Net cash flow from continuing operations is expected to be $55 million to $95 million.  Adjusted net cash from continuing operations* is expected to be $330 to $370 million and excludes the taxes payable on the sale of Service Solutions and voluntary pension contributions, net of tax.  Capital expenditures are expected to be approximately $90 million. The resulting adjusted free cash flow* range is expected to be between $240 and $280 million.  This performance represents approximately 120% conversion of expected net income.

•                  Capital allocation plans include $200 million of share repurchases, $27 million of which were completed during the first quarter, and a $250 million voluntary pension contribution that was completed in April.  The cash impact of the voluntary pension contribution, net of taxes, is expected to be $160 million dollars.

OTHER ITEMS

Dividend:   On February 21, 2013, the company announced that its Board of Directors had declared a quarterly dividend of $0.25 per common share to shareholders of record on March 14, 2013, which was paid on April 2, 2013.

Form 10-Q:  The company expects to file its quarterly report on Form 10-Q for the quarter ended March 30, 2013 with the Securities and Exchange Commission no later than May 9, 2013. This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

About SPX:  Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global Fortune 500 multi-industry manufacturing leader with over $5 billion in annual revenue, operations in more than 35 countries and approximately 15,000 employees. The company’s highly-specialized, engineered products and technologies are concentrated in flow technology and energy infrastructure. Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand for electricity and processed foods and beverages, particularly in emerging markets. The company’s products include food processing systems for the food and beverage industry, critical flow components for oil and gas processing, power transformers for utility companies, and cooling systems for power plants. For more information, please visit www.spx.com.

* Non-GAAP number. See attached financial schedules for reconciliation to most comparable GAAP number.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, and any amendments thereto, and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “expect,” “anticipate,” “project” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contact:

Ryan Taylor (Investors)                                                              Jennifer H. Epstein (Media)

704-752-4486                                                                                                                  704-752-7403

E-mail: investor@spx.com                                                jennifer.epstein@spx.com

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended
	March 30, 2013	March 31, 2012

Revenues	$1,133.7	$1,153.5

Costs and expenses:
Cost of products sold	832.5	853.6
Selling, general and administrative	268.0	271.5
Intangible amortization	8.2	8.7
Impairment of intangible assets	2.0	—
Special charges, net	0.4	2.4
Operating income	22.6	17.3

Other income, net	2.2	21.8
Interest expense	(29.2)	(28.5)
Interest income	2.1	1.3
Equity earnings in joint ventures	9.1	9.5
Income from continuing operations before income taxes	6.8	21.4
Income tax (provision) benefit	4.2	(13.1)
Income from continuing operations	11.0	8.3

Income (loss) from discontinued operations, net of tax	(2.2)	4.8
Loss on disposition of discontinued operations, net of tax	(5.2)	(0.3)
Income (loss) from discontinued operations, net of tax	(7.4)	4.5

Net income	3.6	12.8

Net income (loss) attributable to noncontrolling interests	1.3	(0.7)

Net income attributable to SPX Corporation common shareholders	$2.3	$13.5

Amounts attributable to SPX Corporation common shareholders:
Income from continuing operations, net of tax	$9.7	$9.0
Income (loss) from discontinued operations, net of tax	(7.4)	4.5
Net income	$2.3	$13.5

Basic income per share of common stock:
Income from continuing operations attributable to SPX Corporation common shareholders	$0.21	$0.18
Income (loss) from discontinued operations attributable to SPX Corporation common shareholders	(0.16)	0.09
Net income per share attributable to SPX Corporation common shareholders	$0.05	$0.27

Weighted average number of common shares outstanding - basic	46.418	50.613

Diluted income per share of common stock:
Income from continuing operations attributable to SPX Corporation common shareholders	$0.20	$0.17
Income (loss) from discontinued operations attributable to SPX Corporation common shareholders	(0.15)	0.09
Net income per share attributable to SPX Corporation common shareholders	$0.05	$0.26

Weighted average number of common shares outstanding - diluted	47.450	51.459

 SPX CORPORATION AND SUBSIDIARIES

 CONDENSED CONSOLIDATED BALANCE SHEETS

 (Unaudited; in millions)

	March 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and equivalents	$755.1	$984.1
Accounts receivable, net	1,284.0	1,333.0
Inventories, net	585.8	555.6
Other current assets	162.8	149.9
Deferred income taxes	86.4	92.4
Total current assets	2,874.1	3,115.0
Property, plant and equipment:
Land	46.2	45.4
Buildings and leasehold improvements	389.5	404.9
Machinery and equipment	801.0	806.9
	1,236.7	1,257.2
Accumulated depreciation	(509.9)	(512.2)
Property, plant and equipment, net	726.8	745.0
Goodwill	1,544.4	1,574.0
Intangibles, net	917.8	962.4
Other assets	741.8	733.7
TOTAL ASSETS	$6,804.9	$7,130.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$562.3	$571.4
Accrued expenses	949.5	996.6
Income taxes payable	9.8	126.5
Short-term debt	30.7	33.4
Current maturities of long-term debt	8.5	8.7
Total current liabilities	1,560.8	1,736.6

Long-term debt	1,651.5	1,649.9
Deferred and other income taxes	327.2	251.1
Other long-term liabilities	1,190.7	1,212.5
Total long-term liabilities	3,169.4	3,113.5

Equity:
SPX Corporation shareholders’ equity:
Common stock	1,002.4	998.9
Paid-in capital	1,555.5	1,553.7
Retained earnings	2,687.5	2,696.6
Accumulated other comprehensive loss	(304.1)	(228.9)
Common stock in treasury	(2,878.4)	(2,751.6)
Total SPX Corporation shareholders’ equity	2,062.9	2,268.7
Noncontrolling interests	11.8	11.3
Total equity	2,074.7	2,280.0
TOTAL LIABILITIES AND EQUITY	$6,804.9	$7,130.1

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended
	March 30, 2013	March 31, 2012
Cash flows used in operating activities:
Net income	$3.6	$12.8
Less: Income (loss) from discontinued operations, net of tax	(7.4)	4.5
Income from continuing operations	11.0	8.3
Adjustments to reconcile income from continuing operations to net cash used in operating activities:
Special charges, net	0.4	2.4
Impairment of intangible assets	2.0	—
Gain on sale of a business	—	(20.5)
Deferred and other income taxes	90.5	1.7
Depreciation and amortization	28.8	27.5
Pension and other employee benefits	10.9	14.3
Stock-based compensation	20.3	21.8
Other, net	1.8	0.9
Changes in operating assets and liabilities, net of effects from acquision and divestitures:
Accounts receivable and other assets	(21.3)	(84.1)
Inventories	(62.6)	(34.6)
Accounts payable, accrued expenses and other	(132.4)	(118.5)
Cash spending on restructuring actions	(6.6)	(6.4)
Net cash used in continuing operations	(57.2)	(187.2)
Net cash used in discontinued operations	(9.2)	(49.9)
Net cash used in operating activities	(66.4)	(237.1)

Cash flows used in investing activities:
Proceeds from asset sales and other	—	8.1
Increase in restricted cash	(0.1)	—
Business acquisition, net of cash acquired	—	(30.5)
Capital expenditures	(19.3)	(21.4)
Net cash used in continuing operations	(19.4)	(43.8)
Net cash used in discontinued operations	—	(1.9)
Net cash used in investing activities	(19.4)	(45.7)

Cash flows from (used in) financing activities:
Borrowings under senior credit facilities	—	336.0
Repayments under senior credit facilities	—	(267.9)
Borrowings under trade receivables agreement	10.0	73.0
Repayments under trade receivables agreement	(10.0)	(27.0)
Net borrowings (repayments) under other financing arrangements	(4.7)	1.8
Purchases of common stock	(131.4)	(43.2)
Minimum withholdings paid on behalf of employees for net share settlements, net of proceeds from the exercise of employee stock options and other	(5.7)	4.1
Financing fees paid	—	(0.2)
Dividends paid	(0.6)	(12.7)
Net cash from (used in) continuing operations	(142.4)	63.9
Net cash from discontinued operations	—	—
Net cash from (used in) financing activities	(142.4)	63.9
Change in cash and equivalents due to changes in foreign currency exchange rates	(0.8)	5.0
Net change in cash and equivalents	(229.0)	(213.9)
Consolidated cash and equivalents, beginning of period	984.1	551.0
Consolidated cash and equivalents, end of period	$755.1	$337.1

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF REPORTABLE SEGMENTS AND OTHER OPERATING SEGMENTS

(Unaudited; in millions)

	Three months ended
	March 30, 2013	March 31, 2012%
Flow Technology reportable segment

Revenues	$613.0	$628.1	-2.4%
Gross profit	185.2	179.6
Selling, general and administrative expense	123.6	126.3
Intangible amortization expense	6.6	6.9
Income	$55.0	$46.4	18.5%
as a percent of revenues	9.0%	7.4%

Thermal Equipment and Services reportable segment

Revenues	$305.1	$320.1	-4.7%
Gross profit	55.0	62.4
Selling, general and administrative expense	52.1	50.4
Intangible amortization expense	1.2	1.4
Income	$1.7	$10.6	-84.0%
as a percent of revenues	0.6%	3.3%

Industrial Products and Services and Other

Revenues	$215.6	$205.3	5.0%
Gross profit	62.1	60.6
Selling, general and administrative expense	36.0	34.2
Intangible amortization expense	0.4	0.4
Income	$25.7	$26.0	-1.2%
as a percent of revenues	11.9%	12.7%

Total income for reportable and other operating segments	$82.4	$83.0
Corporate expenses	30.9	32.4
Pension and postretirement expense	6.2	9.1
Stock-based compensation expense	20.3	21.8
Impairment of intangible assets	2.0	—
Special charges, net	0.4	2.4
Consolidated operating income	$22.6	$17.3	30.6%

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE RECONCILIATION

(Unaudited)

	Three months ended March 30, 2013
	Net Revenue		Foreign	Organic Revenue
	Growth (Decline)	Acquisitions	Currency	Growth (Decline)

Flow Technology reportable segment	(2.4)%	0.6%	(1.3)%	(1.7)%

Thermal Equipment and Services reportable segment	(4.7)%	—%	(4.5)%	(0.2)%

Industrial Products and Services and Other	5.0%	—%	(0.3)%	5.3%

Consolidated	(1.7)%	0.3%	(2.0)%	0.0%

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW  RECONCILIATION

(Unaudited; in millions)

	Three months ended
	March 30, 2013	March 31, 2012

Net cash used in continuing operations	$(57.2)	$(187.2)

Taxes payable on the gain from the sale of Service Solutions	115.0	—
Tax benefit associated with voluntary pension funding	(90.0)	—

Adjusted cash used in continuing operations	(32.2)	(187.2)

Capital expenditures - continuing operations	(19.3)	(21.4)

Adjusted free cash flow used in continuing operations	$(51.5)	$(208.6)

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW  RECONCILIATION

(Unaudited; in millions)

	2013E Current Guidance Range

Net cash from continuing operations	$55.0	$95.0

Taxes paid on the gain from the sale of Service Solutions	115.0	115.0
Voluntary pension contribution, net of $90 tax benefit	160.0	160.0

Adjusted net cash from continuing operations	330.0	370.0

Capital expenditures - continuing operations	(90.0)	(90.0)

Adjusted free cash flow from continuing operations	$240.0	$280.0

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

(Unaudited; in millions)

Three months ended
March 30, 2013

Beginning cash and equivalents	$984.1

Cash used in continuing operations	(57.2)
Capital expenditures	(19.3)
Increase in restricted cash	(0.1)
Net repayments under other financing arrangements	(4.7)
Minimum withholdings paid on behalf of employees for net share settlements, net of proceeds from the exercise of employee stock options and other	(5.7)
Purchases of common stock	(131.4)
Dividends paid	(0.6)
Cash used in discontinued operations	(9.2)
Change in cash due to changes in foreign currency exchange rates	(0.8)

Ending cash and equivalents	$755.1

	Debt at				Debt at
	December 31, 2012	Borrowings	Repayments	Other	March 30, 2013

Domestic revolving loan facility	$—	$—	$—	$—	$—
Foreign revolving loan facility	—	—	—	—	—
Term loan	475.0	—	—	—	475.0
6.875% senior notes	600.0	—	—	—	600.0
7.625% senior notes	500.0	—	—	—	500.0
Trade receivables financing arrangement	—	10.0	(10.0)	—	—
Other indebtedness	117.0	0.9	(5.6)	3.4	115.7
Totals	$1,692.0	$10.9	$(15.6)	$3.4	$1,690.7